ADDENDUM TO AMENDED AND RESTATED EXECUTIVE
EMPLOYMENT AGREEMENT

     This Addendum (the "Addendum") is made and entered into this 30th day of August, 2011, by and between Nord Resources Corporation, a Delaware Corporation (the "Company"), and Wayne Morrison, a married man (the "Executive"), to amend certain terms and provisions of that certain Amended and Restated Executive Employment Agreement, dated January 19, 2011 (the "Employment Agreement"), entered into between the Company and the Executive.

R E C I T A L S

1.     The parties entered into the Employment Agreement in order to set forth the terms of the Executive's employment with the Company and to amend and restate the Amended and Restated Executive Employment Agreement, dated September 9, 2009, previously entered into between them.

2.     The Executive has served as Chief Executive Officer and Chief Financial Officer of the Company as of December 1, 2010.

3.     During the term of the Employment Agreement, the Executive has also performed additional duties and responsibilities above and beyond those contained in Section 3 of the Employment Agreement.

4.     The parties wish to amend certain terms of the Employment Agreement, dealing with the compensation of the Executive and the benefits available to him, in accordance with the terms and conditions of this Addendum.

A G R E E M E N T

    The terms and provisions of the Employment Agreement are hereby amended as follows:

1.     Definitions. The definitions contained in the Employment Agreement shall have the same meaning in this Addendum, except as provided in Paragraph 2(a) below, and Section 1(l) of the Employment Agreement is hereby amended to change the reference in that section from Section 7 to Section 4(b).

2.     Compensation.

(a)     Additional Options. Section 4(d) of the Employment Agreement is hereby amended to provide that upon the Effective Date of this Addendum (as defined in Paragraph 5 below), the Company shall grant the Executive that number of additional non-qualified common stock share purchase options (the "Additional Options"), having a value of $100,000.00 as of the Effective Date, as determined in accordance with the Black-Scholes method of valuation, with a duration of five (5) years, pursuant to the Company's 2006 Stock Incentive Plan (the "Plan"). One-third (⅓) of the Additional Options shall vest as of the Effective Date, one-third (⅓) of the Additional Options shall vest on the first anniversary of the Effective Date, and the final one-third (⅓) of the Additional Options shall vest on the second anniversary of the Effective Date.

(b)     Additional Bonus. Section 4(e) of the Employment Agreement is hereby amended to provide that in addition to the bonus payable to the Executive as described therein, the Company shall pay the Executive an additional bonus (the "Additional Bonus") in the amount of $300,000.00 at the same time and under the same terms and conditions as provided in that Section 4(e).

3.     Employee Benefits. Section 5 of the Employment Agreement is hereby amended as follows:

(a)     Health Insurance and Benefits. If the Executive elects not to participate in the Company's health insurance plan, the Company shall pay the Executive on a monthly basis an amount equal to the monthly premium payment the Company would pay to provide health insurance for the Executive and his family under the Company's health insurance plan. Such amount shall be paid in accordance with the Company's usual payroll.

(b)     Life Insurance. The Company shall pay for and provide to the Executive a ten-year term life insurance policy with a death benefit in the amount of $3,000,000.00, insuring the life of the Executive as the insured thereunder (the "Life Insurance Policy"). The Executive shall be the owner of the Life Insurance Policy, and he shall designate the beneficiary or beneficiaries under the Life Insurance Policy as he shall determine, in his sole and absolute discretion. Except as otherwise provided below, the Company shall pay the annual premium for the Life Insurance Policy during its entire ten-year term so long as the Executive is employed by the Company. The amount of the annual premium paid by the Company shall be included in the Executive's income for tax purposes for the year in which it is paid, and it shall be deducted by the Company as compensation to the Executive. If the Executive's employment with the Company is terminated and provided that the Company is no longer paying the premium for the Life Insurance Policy, then the Company shall, at the Executive's election, transfer all right, title and interest, if any, which it may own or have in and to the Life Insurance Policy to the Executive. Notwithstanding anything to the contrary contained in this Addendum, the Executive may elect to pay the premium on the Life Insurance Policy himself as it comes due. In such case, the Company shall pay the Executive a bonus equal to the amount of the annual premium payment on the Life Insurance Policy not less than thirty (30) days prior to the due date thereof (the "Premium Bonus"). In addition, the Company shall pay the Executive an additional bonus equal to the additional marginal income tax (both federal and state) payable by the Executive as a result of the annual premium paid by the Company for the Life Insurance Policy being included in the Executive's income for tax purposes or as a result of the Executive's receipt of the Premium Bonus, depending upon the election made by the Executive (the "Tax Bonus"). The Company shall pay the Executive the Tax Bonus during the year following the year for which the annual premium payment or the Premium Bonus, as the case may be, is included in the Executive's income within ten (10) days after the additional tax relating thereto is determined by the Executive, who shall provide supporting documentation therefor to the Company, but in no event later than March 15 of such year.

(c)     Disability Insurance. The Company shall pay for and provide to the Executive a disability insurance policy in the highest amount for which the Executive is able to qualify in accordance with the underwriting requirements of the insurer issuing the disability insurance policy (the "Disability Insurance Policy"). The Company shall obtain quotes from insurers providing disability insurance, all of which shall be approved by the Executive, and the Executive shall select the Disability Insurance Policy from among those policies described in the quotes submitted by such insurers. The elimination period under the Disability Insurance Policy shall not exceed ninety (90) days. If the Executive becomes disabled, as defined under the Disability Insurance Policy, and qualifies for the benefit payable thereunder, then the Company shall continue to pay the Executive his Base Salary, as provided in Section 4(a) of the Employment Agreement, during the elimination period provided for in the Disability Insurance Policy and until the payment of the benefit thereunder commences. The amount of the annual premium paid by the Company for the Disability Insurance Policy shall be included in the Executive's income for tax purposes for the year in which it is paid, and it shall be deducted by the Company as compensation to the Executive. If the Executive's employment with the Company is terminated and provided that the Company is no longer paying the premium for the Disability Insurance Policy, then the Company shall, at the Executive's election, transfer all right, title and interest which it may own or have in and to the Disability Insurance Policy to the Executive. The Company shall pay the Executive a bonus equal to the additional marginal income tax (both federal and state) payable by the Executive as a result of the premium for the Disability Insurance Policy being included in the Executive's income for tax purposes (the "Disability Insurance Tax Bonus"). The Company shall pay the Executive the Disability Insurance Tax Bonus during the year following the year for which the premium for the Disability Insurance Policy is included in the Executive's income within ten (10) days after the additional tax relating thereto is determined by the Executive, who shall provide supporting documentation therefor to the Company, but in no event later than March 15 of such year.

4.     Termination.

(a)     Termination by the Company without Cause.

(i)     Section 7(d)(ii) of the Employment Agreement is hereby deleted in its entirety and the following is substituted in its place:

"(ii)     payment of an amount equal to two times the Base Salary, payable at the Executive's election, in a lump sum within sixty (60) days following the Executive's termination of employment, or over a period not to exceed three (3) years, as determined by the Executive (the "Severance Term")."

(ii)     Section 7(d)(iii) of the Employment Agreement is hereby deleted in its entirety and the following is substituted in its place:

"(iii)     should the Executive be eligible for and elect to continue his health insurance pursuant to COBRA following the date of such termination, payment of COBRA premiums until the earlier of: (a) a period of twenty-four (24) months; or (b) the date the Executive commences employment with a third party wherein he is eligible for health insurance benefits therefrom at least as favorable as those provided by the Company."

(iii)     Section 7(d) of the Employment Agreement is hereby amended to add an additional subparagraph (iv) thereof to provide as follows:

"(iv)     if the Executive elects to receive payment of the Severance Base Salary or any other amounts to which he is entitled hereunder over a period of time rather than in a lump sum, then the Executive shall also continue to receive the Life Insurance Policy and the Disability Insurance Policy benefits described in Paragraph 3 of this Addendum so long as any such amounts remain due and owing to the Executive, and the Company shall pay the premiums for such policies during that period."

(b)     Termination following a change in control.

(i)     Section 7(g)(i) of the Employment Agreement is hereby amended to change the 60-day period described therein, relating to the notice required if the Executive elects to terminate his employment, to 120 days.

(ii)     Section 7(g)(i)(B) of the Employment Agreement is hereby deleted in its entirety and the following is substituted in its place:

"(B)     an amount equal to three times the Severance Base Salary, payable in a lump sum within sixty (60) days following termination of employment or, at the Executive's election, over a period of not more than three (3) years, as determined by the Executive."

(iii)     Section 7(g)(i)(D) of the Employment Agreement is hereby amended to change the 18-month period referred to therein to twenty-four (24) months.

(iv)     Section 7(g)(i)(E) of the Employment Agreement is hereby deleted in its entirety, and the following is substituted in its place:

"(E)     payment of premiums necessary for continuation of any Supplemental Disability Policy, including the Disability Insurance Policy, and the Life Insurance Policy during the period over which the Executive elects to receive the payment of any amount set forth therein on a deferred basis, but not more than three (3) years or, at the election of the Executive, a lump sum amount equal to the aggregate premiums to be paid thereon for a period of twelve (12) months from the date of the termination of the Executive's employment."

(c)     Payroll Taxes. To the extent any payroll taxes, including, but not limited to, federal and state withholding, social security and medicare, are payable for any payments received by the Executive hereunder after the termination of his employment with the Company, the Company shall pay the employer's portion of any such payroll taxes.

(d)     Promissory Note. At the Executive's election, any deferred payment due the Executive hereunder after the termination of his employment with the Company shall be evidenced by a Promissory Note executed by the Company (the "Promissory Note"), which shall be dated on the date of the Executive's termination of his employment. The terms and conditions of the Promissory Note shall be consistent with and shall reflect the payment terms described in the Employment Agreement, as modified by this Addendum. The Promissory Note shall not, however, supersede the terms of payment contained in the Employment Agreement, as amended by this Addendum, but rather, those payment terms shall remain in full force and effect, together with the terms and provisions of the Promissory Note.

5.     Effective Date. The effective date (the "Effective Date") of this Addendum shall be the date first written above.

6.     Attorneys' Fees and Costs. Should it be necessary for either party to this Agreement to employ the services of an attorney for the enforcement of the provisions contained herein, whether in a court proceeding or otherwise, then the prevailing party to such enforcement action shall be entitled to recover from the other party all costs and expenses of whatever nature, including reasonable attorneys' fees, incurred as a result thereof. The Company shall pay to and reimburse the Executive for all attorneys' fees and related costs and expenses incurred by the Executive in connection with the review, analysis and modification of the Employment Agreement, including the preparation of this Addendum as well as any other legal services rendered to the Executive for such purpose. The Company shall further pay to and reimburse the Executive for any and all additional attorneys' fees and related costs and expenses incurred by the Executive in connection with any further amendments or modifications to the Employment Agreement, including the review and analysis thereof and the preparation of any documents for such purpose.

7.     Remaining Terms and Provisions and Conflicts. All other terms and provisions of the Employment Agreement shall remain in full force and effect except as specifically modified by this Addendum. In the event of a conflict between the terms and provisions of this Addendum and the terms and provisions of the Employment Agreement, the terms and provisions of this Addendum shall control.

     IN WITNESS WHEREOF, the parties hereto have executed this Addendum for the purposes herein expressed the day and year first above written.

THE COMPANY NORD RESOURCES CORPORATION By: /s/ John Cook Name: John Cook Title: Director	THE EXECUTIVE /s/ Wayne Morrison WAYNE MORRISON